EXHIBIT 99

FOR IMMEDIATE RELEASE:	CONTACT:
October 29, 2003	Steven Wingfield (301) 564-3354
Charles Yulish (301) 564-3391

USEC Inc. Reports Third Quarter Earnings of $3.4 Million
– Gross Margin Improves –

     Bethesda, MD – USEC Inc. (NYSE: USU) today reported net income of $3.4 million or $.04 per share for the third quarter ended September 30, 2003, compared to $1.2 million or $.01 per share in the same period last year. For the nine months ended September 30, 2003, net income was $9.8 million or $.12 per share, compared to $12.6 million or $.15 per share during the same period in 2002. Results for the nine-month period in 2002 included a special credit of $4.2 million (after tax) from a favorable change in cost estimate for consolidating plant operations.

     Earnings for the quarter were favorably affected by $9.5 million in fees paid to USEC by the U.S. Department of Energy (DOE) for cold standby and uranium deposit removal services performed since July 2001 at the Portsmouth, Ohio plant and a pension cost adjustment. This favorable impact was partially offset by USEC’s accelerated spending on its American Centrifuge technology, which had a significant effect on income.

     For the nine-month period, lower production and purchase costs improved gross profit despite a 3 percent decline in the average Separative Work Unit (SWU) price billed to customers and lower SWU volume. The gross profit of $105.2 million was 39 percent higher than in the nine-month period a year earlier, and the gross margin was 11.7 percent compared to 8.2 percent in the previous year. Spending on advanced technology was $18.3 million higher than the same period in 2002 as USEC accelerated its timetable for demonstrating the American Centrifuge.

     “Our business is operating well as production efficiency has improved. We have lowered our cost structure and we are working with our customers to provide a reliable supply of low-enriched uranium for years to come. USEC is also moving decisively ahead with the American Centrifuge technology,” said William H. Timbers, USEC president and chief executive officer.

Revenue and Cost of Sales

     Revenue for the third quarter was $293.6 million, down from $360.8 million for the same quarter a year ago. The decrease reflects a 20 percent lower sales volume of the SWU component of low-enriched uranium compared to the same quarter last year and lower average SWU prices billed to customers. For the nine-month period, the volume of SWU sold declined 6 percent,

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USEC Inc.
6903 Rockledge Drive, Bethesda, MD 20817-1818
Telephone 301-564-3391 Fax 301-564-3211 http://www.usec.com

USEC Reports Earnings

which is in line with USEC’s forecast, and the Company remains on track to reach its annual revenue target. The average SWU price billed to customers has been declining in recent years and is expected to decline by about 1.5 percent in 2003, but USEC anticipates the average SWU price to begin improving by the end of 2004. Revenue from the sale of natural uranium was higher than a year earlier for both the quarter and the nine-month period reflecting higher volumes and prices.

     Because USEC’s customers place orders under their long-term contracts generally on a 12- to 24-month cycle, quarterly comparisons of USEC’s financials are not necessarily indicative of the Company’s longer-term results.

     Lower purchase costs helped to reduce unit cost of sales per SWU by 5 percent in the quarter. Purchase costs declined this year under new pricing terms for the Megatons to Megawatts program with Russia that went into effect in January 2003. The effect of lower purchase costs will continue to benefit cost of sales in future periods due to the Company’s average inventory cost methodology and its significant SWU inventories.

DOE Contract Services

     In September 2003, USEC and DOE finalized the cold standby and uranium deposit removal contract terms, and USEC earned fees of $9.5 million for services provided since July 2001 along with a pension cost adjustment. Under the terms of this cost-plus-fixed-fee contract, USEC maintains the Portsmouth plant in a state where it could be restarted in an 18- to 24-month period, if DOE deemed that action necessary. DOE had been retaining a portion of USEC’s reimbursable costs and, upon signing the contract, paid USEC $17.8 million for these retained amounts, in addition to the fees. DOE exercised its option to extend the contract through March 2004, and USEC and DOE currently are negotiating contract terms for this extension and further extensions. The pension adjustment results from the differences between pension costs calculated and funded in accordance with government cost accounting standards (CAS) and pension costs determined by generally accepted accounting principles (GAAP).

Earnings and Cash Flow Guidance

     USEC affirms its previous guidance for 2003 net income in a range of $9 to $11 million. Earnings and cash flow are driven by business performance and are dependent on several key factors, including:

•	Achieving targets for sales and average prices billed to customers.

•	Concluding negotiations as planned with DOE and the Ohio Valley Electric Corporation (OVEC) to resolve issues surrounding the termination of a power purchase agreement.

•	Negotiations progressing as planned with federal and South Carolina environmental regulators over USEC’s share of the cost of cleaning up a depleted uranium processing site operated by a bankrupt contractor, Starmet.

     Cash flow from operating activities is expected to be in a range from $80 to $95 million in 2003. The upward change in cash flow from operations guidance is due to the timing of

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USEC Reports Earnings

customer collections moving into the fourth quarter and payments to Russia moving into the first quarter of 2004. These changes in timing will have the effect of reducing cash flow from operating activities in 2004. USEC ended the quarter with a cash balance of $66.5 million and now projects its year-end cash balance will be in a range of $180 to $200 million. For the nine-month period, cash flow used in operating activities was $52.4 million, compared with cash flow of $135.2 million provided in 2002 when high customer collections followed record revenue in late 2001. The Company has no short-term debt, and debt to total capitalization is a modest 36 percent.

American Centrifuge

     During the quarter, USEC requested proposals from the states of Kentucky and Ohio as part of the decision process for locating a commercial plant. Proposals from both states were presented to USEC earlier this month, and a decision on where to site the plant is expected in the fourth quarter. Under the DOE-USEC Agreement, the plant will be located in either Paducah, Kentucky or Piketon, Ohio.

     Spending on advanced technology during the quarter totaled $10.6 million, which is in line with prior guidance and $4.6 million more than the same quarter last year. For the nine-month period, advanced technology spending totaled $31.2 million, compared to $12.9 million in the previous year. Because these demonstration costs are expensed, this investment in the American Centrifuge has a substantial impact on net income.

Initial Natural Uranium Remediation Successfully Completed

     In September, USEC completed the initial project to remediate a significant portion of the 9,550 metric tons of contaminated uranium that DOE transferred to the Company prior to privatization. USEC exceeded its goal of cleaning up 2,800 metric tons of uranium pursuant to the DOE-USEC Agreement by processing 2,909 metric tons during the 15-month project, which was completed within its $21 million budget. The Company continues the cleanup process, and discussions are underway with DOE to extend the project to remediate the remaining contaminated uranium.

     The Company continues to anticipate that DOE will provide the additional 2,116 metric tons of uranium that DOE was obligated to transfer to USEC as of March 31, 2003. DOE is obligated to remedy all of the contaminated uranium under the DOE-USEC Agreement.

Other Business Matters

•	Discussions continue with federal and state environmental regulators regarding USEC’s share of the cost of removing and disposing of certain drums and other materials at Starmet’s site in Barnwell, South Carolina. USEC has agreed in principle with the U.S. Environmental Protection Agency on a removal action and has sought bids from contractors to perform removal and disposal activities.

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USEC Reports Earnings

•	USEC has been successful this year in obtaining new, long-term contracts from major U.S. nuclear utilities for the supply of low-enriched uranium. These contracts, with deliveries extending through 2011, will yield more than $1 billion in revenue. These contracts reflect the higher SWU market prices seen in the past few years.

•	The U.S. Court of International Trade affirmed the U.S. Department of Commerce’s (DOC) determinations on two of three general issues in trade cases involving imports of low-enriched uranium produced in four European countries. The court affirmed that USEC constitutes the domestic enrichment industry and that countervailing duty law covers enrichment contracts, and reversed DOC’s decision that enrichment transactions are subject to the antidumping law. The court’s action is another step in an ongoing process of decision and appeal, and all duties on these imports remain in effect until the appeal process is complete. The court is in the process of scheduling further proceedings in the case.

•	Seven of 17 reactors temporarily shut down by the Japanese government over the past year have returned to service and the operator is seeking permission to return the remainder to operation. USEC supplies about half of the low-enriched uranium required by these reactors. USEC’s revenue in 2003 has not been affected by the shutdowns, but revenue in 2004 and 2005 will be reduced as future refuelings of the affected reactors will occur later than planned.

     This news release contains forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainty, including certain assumptions regarding the future performance of USEC. Actual results and trends may differ materially depending upon a variety of factors, including, without limitation, market demand for USEC’s products, pricing trends in the uranium and enrichment markets, deliveries under the Russian Contract, the availability and cost of electric power, implementing agreements with DOE regarding uranium inventory remediation and the use of advanced technology and facilities, satisfactory performance of the centrifuge technology at various stages of demonstration, USEC’s ability to successfully execute its internal performance plans, the refueling cycles of USEC’s customers, final determinations of environmental and other costs, the outcome of litigation and trade actions, and the impact of any government regulation. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year.

     Please refer to our SEC filings, which can be accessed through the Company’s website www.usec.com, for a more complete discussion of these factors.

     USEC Inc., a global energy company, is the world’s leading supplier of enriched uranium fuel for commercial nuclear power plants.

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USEC Reports Earnings

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)
(millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

	2003		2002	2003		2002

Revenue:
Separative work units	$265.6		$343.8	$798.0		$877.3
Uranium	28.0		17.0	104.2		49.1

Total revenue	293.6		360.8	902.2		926.4
Cost of sales	263.7		336.2	797.0		850.7

Gross profit	29.9		24.6	105.2		75.7
Special charge (credit) for consolidating plant operations	—		—	—		(6.7	)(a)
Advanced technology development costs	10.6		6.0	31.2		12.9
Selling, general and administrative	12.3		11.7	41.5		38.2

Operating income	7.0		6.9	32.5		31.3
Interest expense	9.8		9.3	28.7		27.2
Interest (income)	(1.5)		(2.2)	(4.5)		(6.0)
Other (income) expense, net	(6.8	)(b)	(2.2)	(8.3	)(b)	(6.8)

Income before income taxes	5.5		2.0	16.6		16.9
Provision for income taxes	2.1		.8	6.8		4.3

Net income	$3.4		$1.2	$9.8		$12.6

Net income per share – basic and diluted	$.04		$.01	$.12		$.15
Dividends per share	$.1375		$.1375	$.4125		$.4125
Average number of shares outstanding	82.3		81.5	82.1		81.2

(a)	The special credit of $6.7 million ($4.2 million or $.05 per share after tax) in the nine months ended September 30, 2002, represents a change in estimate of costs for consolidating plant operations.

(b)	Other income in the three and nine months ended September 30, 2003, includes $9.5 million ($6.0 million or $.07 per share after tax) as a result of DOE and USEC finalizing the cold standby and uranium deposit removal contract for contract services performed by USEC for DOE at the Portsmouth plant from July 2001 to September 2003.

USEC Reports Earnings

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS
(millions)

	(Unaudited)
	September 30,	December 31,
	2003	2002

ASSETS
Current Assets
Cash and cash equivalents	$66.5	$171.1
Accounts receivable – trade	268.9	225.4
Inventories	935.2	862.1
Other	35.3	29.1

Total Current Assets	1,305.9	1,287.7
Property, Plant and Equipment, net	188.4	190.9
Other Assets
Deferred income taxes	42.8	50.8
Prepayment and deposit for depleted uranium	47.1	46.1
Prepaid pension benefit costs	70.6	83.8
Inventories	285.7	390.2

Total Other Assets	446.2	570.9

Total Assets	$1,940.5	$2,049.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$175.6	$195.7
Payables under Russian Contract	91.4	106.6
Deferred revenue and advances from customers	9.3	45.0
Liabilities accrued for consolidating plant operations	13.7	22.8

Total Current Liabilities	290.0	370.1
Long-Term Debt	500.0	500.0
Other Liabilities
Deferred revenue and advances from customers	13.5	21.2
Depleted uranium disposition	57.2	57.9
Postretirement health and life benefit obligations	134.9	137.8
Other liabilities	50.2	48.1

Total Other Liabilities	255.8	265.0
Stockholders’ Equity	894.7	914.4

Total Liabilities and Stockholders’ Equity	$1,940.5	$2,049.5

USEC Reports Earnings

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Nine Months Ended
	September 30,

	2003	2002

Cash Flows from Operating Activities
Net income	$9.8	$12.6
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	21.7	21.9
Depleted uranium disposition	(1.7)	(11.2)
Deferred revenue and advances from customers	(43.4)	(23.9)
Deferred income taxes	8.0	8.7
Liabilities accrued for consolidating plant operations	(9.1)	(12.4)
Changes in operating assets and liabilities:
Accounts receivable – (increase) decrease	(43.5)	93.4
Inventories – decrease	31.5	28.3
Payables under Russian Contract – increase (decrease)	(15.2)	27.9
Accounts payable and other – net (decrease)	(10.5)	(10.1)

Net Cash Provided by (Used in) Operating Activities	(52.4)	135.2

Cash Flows Used in Investing Activities
Capital expenditures	(20.5)	(33.7)
Restricted cash	—	(11.9)

Net Cash (Used in) Investing Activities	(20.5)	(45.6)

Cash Flows Used in Financing Activities
Dividends paid to stockholders	(33.9)	(33.5)
Deferred financing costs	—	(4.7)
Common stock issued	2.2	2.3

Net Cash (Used in) Financing Activities	(31.7)	(35.9)

Net Increase (Decrease)	(104.6)	53.7
Cash and Cash Equivalents at Beginning of Period	171.1	57.4

Cash and Cash Equivalents at End of Period	$66.5	$111.1

Supplemental Cash Flow Information:
Interest paid	$34.1	$33.2
Income taxes paid (refund)	(2.8)	(5.4)